Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial information in the financial statement schedule should be read in conjunction with the consolidated financial statements. We have omitted schedules other than the one listed above because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MGM Growth Properties LLC

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2021, of the Company and our report dated February 16, 2022 expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting for the Company. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 16, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MGM Growth Properties LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2021, and the related notes and the schedule listed at Item 15(a)(2) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 16, 2022 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

“MGM Springfield Transaction - Lease Classification”- Refer to Notes 1, 3 and 6 of the financial statements.

Critical Audit Matter Description

During the year ended December 31, 2021, the Company acquired the real estate assets of MGM Springfield from MGM for $400 million of cash consideration and amended the existing MGM-MGP Master Lease to include MGM Springfield. As a result of this amendment, the Company was required to perform a lease classification analysis under ASC 842 as a lessor. The Company assessed the lease classification, which included assessing the residual value used in the determination of the implicit rate and concluded that the lease will be accounted for as an operating lease.

We identified the assessment of the lease classification of the MGM-MGP Master Lease amendment under ASC 842 as a critical audit matter because the assessment required management to make significant accounting estimates and assumptions related to the residual value of the assets at the end of the lease term. Specifically, determination of the residual value of the leased assets used in the determination of the implicit rate requires significant estimates as to whether the tenant is reasonably certain to exercise each renewal option and estimates of the value of the assets at the end of the lease term. Given these significant estimates and judgments, performing audit procedures to evaluate the reasonableness of management’s determination of the implicit rate and management’s assumption that it is reasonably certain to exercise some, but not all, of the renewal options in the MGM-MGP Master Lease, required a high degree of auditor judgment including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the determination of the implicit rate and the assumption that the tenant is reasonably certain to exercise some, but not all, of the renewal options included the following, among others:

•

We tested the effectiveness of the control over management’s assessment of the proper lease classification in connection with the MGM Springfield Transaction, including controls related to management’s determination of the implicit rate and management’s assumption that tenant is reasonably certain to exercise some, but not all, of the renewal options.

•	We evaluated the classification of the MGM-MGP Master Lease amendment under ASC 842, including recalculating the implicit rate of the lease.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the implicit rate, including the determination of the residual value.

•

We evaluated the significant judgments made by management in concluding that it is reasonable that the tenant is reasonably certain to exercise some, but not all of the lease renewal options such that the lease term for MGM Springfield is consistent with the remainder of the MGM-MGP Master Lease, including obtaining lease agreements to examine material lease provisions considered by management in their analysis.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 16, 2022

We have served as the Company’s auditor since 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of MGM Growth Properties Operating Partnership LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties Operating Partnership LP and subsidiaries (the “Operating Partnership”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, cash flows, and partners’ capital, for each of the three years in the period ended December 31, 2021, and the related notes and the schedule listed at Item 15(a)(2) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Operating Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on the Operating Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Operating Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Operating Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

“MGM Springfield Transaction - Lease Classification” - Refer to Notes 1, 3 and 6 of the financial statements.

Critical Audit Matter Description

During the year ended December 31, 2021, the Company acquired the real estate assets of MGM Springfield from MGM for $400 million of cash consideration and amended the existing MGM-MGP Master Lease to include MGM Springfield. As a result of this amendment, the Company was required to perform a lease classification analysis under ASC 842 as a lessor. The Company assessed the lease classification, which included assessing the residual value used in the determination of the implicit rate and concluded that the lease will be accounted for as an operating lease.

We identified the assessment of the lease classification of the MGM-MGP Master Lease amendment under ASC 842 as a critical audit matter because the assessment required management to make significant accounting estimates and assumptions related to the residual value of the assets at the end of the lease term. Specifically, determination of the residual value of the leased assets used in the determination of the implicit rate requires significant estimates as to whether the tenant is reasonably certain to exercise each renewal option and estimates of the value of the assets at the end of the lease term. Given these significant estimates and judgments, performing audit procedures to evaluate the reasonableness of management’s determination of the implicit rate and management’s assumption that it is reasonably certain to exercise some, but not all, of the renewal options in the MGM-MGP Master Lease, required a high degree of auditor judgment including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the determination of the implicit rate and the assumption that the tenant is reasonably certain to exercise some, but not all, of the renewal options included the following, among others:

•

We tested the effectiveness of the control over management’s assessment of the proper lease classification in connection with the MGM Springfield Transaction, including controls related to management’s determination of the implicit rate and management’s assumption that tenant is reasonably certain to exercise some, but not all, of the renewal options.

•	We evaluated the classification of the MGM-MGP Master Lease amendment under ASC 842, including recalculating the implicit rate of the lease.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the implicit rate, including the determination of the residual value.

•

We evaluated the significant judgments made by management in concluding that it is reasonable that the tenant is reasonably certain to exercise some, but not all of the lease renewal options such that the lease term for MGM Springfield is consistent with the remainder of the MGM-MGP Master Lease, including obtaining lease agreements to examine material lease provisions considered by management in their analysis.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 16, 2022

We have served as the Operating Partnership’s auditor since 2015.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2021	2020
ASSETS
Real estate investments, net	$8,780,521	$8,310,737
Lease incentive asset	487,141	507,161
Investment in unconsolidated affiliate	816,756	810,066
Cash and cash equivalents	8,056	626,385
Prepaid expenses and other assets	22,237	25,525
Above market lease, asset	38,293	39,867
Operating lease right-of-use assets	278,102	280,565

Total assets	$10,431,106	$10,600,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$4,216,877	$4,168,959
Due to MGM Resorts International and affiliates	172	316
Accounts payable, accrued expenses and other liabilities	57,543	124,109
Accrued interest	55,685	48,505
Dividend and distribution payable	140,765	136,484
Deferred revenue	221,542	156,760
Deferred income taxes, net	41,217	33,298
Operating lease liabilities	337,460	341,133

Total liabilities	5,071,261	5,009,564
Commitments and contingencies (Note 13)
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 156,750,325 and 131,459,651 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	3,735,727	3,114,331
Accumulated deficit	(537,715)	(422,897)
Accumulated other comprehensive loss	(41,189)	(51,197)

Total Class A shareholders’ equity	3,156,823	2,640,237
Noncontrolling interest	2,203,022	2,950,505

Total shareholders’ equity	5,359,845	5,590,742

Total liabilities and shareholders’ equity	$10,431,106	$10,600,306

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenues
Rental revenue	$757,941	$768,442	$856,421
Ground lease and other	24,122	24,155	24,657

Total Revenues	782,063	792,597	881,078

Expenses
Depreciation	235,485	236,853	294,705
Property transactions, net	1,710	195,182	10,844
Ground lease expense	23,648	23,681	23,681
Acquisition-related expenses	7,500	980	10,165
General and administrative	18,055	16,076	16,516

Total Expenses	286,398	472,772	355,911

Other income (expense)
Income from unconsolidated affiliate	100,824	89,056	—
Interest income	593	4,345	3,219
Interest expense	(265,942)	(228,786)	(249,944)
Gain (loss) on unhedged interest rate swaps, net	39,071	4,664	(3,880)
Other	(1,643)	(18,999)	(7,615)

	(127,097)	(149,720)	(258,220)

Income from continuing operations before income taxes	368,568	170,105	266,947
Provision for income taxes	(9,328)	(9,734)	(7,598)

Income from continuing operations, net of tax	359,240	160,371	259,349
Income from discontinued operations, net of tax	—	—	16,216

Net income	359,240	160,371	275,565
Less: Net income attributable to noncontrolling interest	(153,737)	(84,242)	(185,305)

Net income attributable to Class A shareholders	$205,503	$76,129	$90,260

Weighted average Class A shares outstanding:
Basic	151,000	129,491	93,047
Diluted	151,194	129,653	93,299
Earnings per Class A share
Income from continuing operations per Class A share (basic)	$1.36	$0.59	$0.92
Income from discontinued operations per Class A share (basic)	—	—	0.05

Earnings per Class A share (basic)	$1.36	$0.59	$0.97

Income from continuing operations per Class A share (diluted)	$1.36	$0.59	$0.92
Income from discontinued operations per Class A share (diluted)	—	—	0.05

Earnings per Class A share (diluted)	$1.36	$0.59	$0.97

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Net income	$359,240	$160,371	$275,565
Unrealized gain (loss) on cash flow hedges	38,578	(89,624)	(35,198)

Comprehensive income	397,818	70,747	240,367
Less: Comprehensive income attributable to noncontrolling interests	(171,250)	(29,455)	(159,639)

Comprehensive income attributable to Class A shareholders	$226,568	$41,292	$80,728

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income	$359,240	$160,371	$275,565
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	—	—	(16,216)
Depreciation	235,485	236,853	294,705
Property transactions, net	1,710	195,182	10,844
Amortization of financing costs	11,449	10,024	12,733
Loss on retirement of debt	—	18,129	6,161
Non-cash ground lease, net	1,038	1,036	1,038
Deemed contributions - tax sharing agreement	1,134	6,172	7,008
Straight-line rental revenues, excluding amortization of lease incentive asset	66,293	51,679	41,447
Amortization of lease incentive asset	20,020	20,020	16,360
Amortization of deferred revenue on non-normal tenant improvements	(1,511)	(1,511)	(2,013)
Amortization of cash flow hedges	22,200	9,993	—
(Gain) loss on unhedged interest rate swaps, net	(39,071)	(4,664)	3,880
Share-based compensation	4,827	2,854	2,277
Deferred income taxes	7,919	3,389	(3,725)
Income from unconsolidated affiliate	(100,824)	(89,056)	—
Distributions from unconsolidated affiliate	94,134	80,990	—
Park MGM Transaction	—	—	(605,625)
Distributions received from discontinued operations and other	—	—	40,165
Change in operating assets and liabilities:
Prepaid expenses and other assets	(1,151)	352	363
Due to MGM Resorts International and affiliates	(144)	(458)	547
Accounts payable, accrued expenses and other liabilities	(10,908)	(3,255)	(1,616)
Accrued interest	7,180	5,601	16,808

Net cash provided by operating activities - continuing operations	679,020	703,701	100,706

Cash flows from investing activities
MGM Springfield Transaction	(400,000)	—	—
Proceeds from sale of Mandalay Bay real estate assets, net	—	58,615	—
Proceeds from Northfield OpCo Transaction	—	—	3,779

Net cash provided by (used in) investing activities - continuing operations	(400,000)	58,615	3,779

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	40,000	(1,693,750)	(1,115,375)
Proceeds from issuance of bridge loan facility	—	1,304,625	—
Proceeds from issuance of debt	—	1,550,000	750,000
Deferred financing costs	—	(20,653)	(9,983)
Repayment of assumed debt and bridge facilities	—	—	(245,950)
Proceeds from issuance of Class A shares, net	792,852	524,616	1,250,006
Redemption of Operating Partnership units	(1,181,276)	(1,400,000)	—
Dividends and distributions paid	(544,912)	(601,719)	(533,735)
Other	(4,013)	(1,151)	(1,342)

Net cash provided by (used in) financing activities - continuing operations	(897,349)	(338,032)	93,621

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	—	—	15,591
Cash flows used in investing activities, net	—	—	(12)
Cash flows used in financing activities, net	—	—	(37,900)

Net cash used in discontinued operations	—	—	(22,321)

Change in cash and cash equivalents classified as assets held for sale	—	—	(22,321)
Cash and cash equivalents
Net increase (decrease) for the period	(618,329)	424,284	198,106
Balance, beginning of period	626,385	202,101	3,995

Balance, end of period	$8,056	$626,385	$202,101

Supplemental cash flow disclosures
Interest paid	$225,113	$203,168	$220,616

Non-cash investing and financing activities
Accrual of dividend and distribution payable to Class A shareholders and Operating Partnership unit holders	$140,765	$136,484	$147,349
Empire City Transaction assets acquired	$—	$—	$625,000
Redemption of Operating Partnership units relating to Northfield OpCo Transaction	$—	$—	$301,373
Investment in MGP BREIT Venture	$—	$802,000	$—
MGP BREIT Venture assumption of bridge loan facility	$—	$1,304,625	$—

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Class A Shares
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Class A Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at December 31, 2018	70,911	$—	$1,712,671	$(150,908)	$4,208	$1,565,971	$4,279,535	$5,845,506
Net income	—	—	—	90,260	—	90,260	185,305	275,565
Issuance of Class A shares	42,819	—	1,051,094	—	(1,512)	1,049,582	200,424	1,250,006
Empire City Transaction	—	—	23,940	—	(195)	23,745	355,305	379,050
Park MGM Transaction	—	—	2,512	—	(16)	2,496	29,379	31,875
Northfield OpCo Transaction	—	—	(27,441)	—	2	(27,439)	(271,518)	(298,957)
Cash flow hedges	—	—	—	—	(9,532)	(9,532)	(25,666)	(35,198)
Share-based compensation	—	—	728	—	—	728	1,549	2,277
Deemed contribution - tax sharing agreement	—	—	—	—	—	—	7,008	7,008
Dividends and distributions declared ($1.8725 per share)	—	—	—	(183,733)	—	(183,733)	(378,296)	(562,029)
Other	77	—	2,821	—	—	2,821	88	2,909

Balance at December 31, 2019	113,807	—	2,766,325	(244,381)	(7,045)	2,514,899	4,383,113	6,898,012
Net income*	—	—	—	76,129	—	76,129	72,163	148,292
Issuance of Class A shares*	17,524	—	443,363	—	(646)	442,717	63,481	506,198
MGP BREIT Venture Transaction*	—	—	8,228	—	59	8,287	55,617	63,904
Redemption of temporary equity*	—	—	(106,151)	—	(8,773)	(114,924)	107,392	(7,532)
Reclassification and remeasurements of temporary equity*	—	—	—	—	—	—	(1,405,058)	(1,405,058)
Cash flow hedges*	—	—	—	—	(34,837)	(34,837)	(41,792)	(76,629)
Share-based compensation*	—	—	1,200	—	—	1,200	1,362	2,562
Deemed contribution - tax sharing agreement*	—	—	—	—	—	—	5,125	5,125
Dividends and distributions declared ($1.9375 per share)*	—	—	—	(254,645)	—	(254,645)	(289,321)	(543,966)
Other*	129	—	1,366	—	45	1,411	(1,577)	(166)

Balance at December 31, 2020	131,460	—	3,114,331	(422,897)	(51,197)	2,640,237	2,950,505	5,590,742
Net income	—	—	—	205,503	—	205,503	153,737	359,240
Issuance of Class A shares	25,102	—	660,533	—	(4,172)	656,361	136,491	792,852
Redemption of Operating Partnership units	—	—	(220,627)	—	(6,860)	(227,487)	(953,789)	(1,181,276)
MGM Springfield Transaction	—	—	172,749	—	—	172,749	122,811	295,560
Cash flow hedges	—	—	—	—	21,065	21,065	17,513	38,578
Share-based compensation	—	—	2,752	—	—	2,752	2,075	4,827
Deemed contribution - tax sharing agreement	—	—	—	—	—	—	1,134	1,134
Dividends and distributions declared ($2.0550 per share)	—	—	—	(320,321)	—	(320,321)	(228,873)	(549,194)
Other	188	—	5,989	—	(25)	5,964	1,418	7,382

Balance at December 31, 2021	156,750	$—	$3,735,727	$(537,715)	$(41,189)	$3,156,823	$2,203,022	$5,359,845

(*)	Excludes amounts attributable to redeemable noncontrolling interest. See Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31,
	2021	2020
ASSETS
Real estate investments, net	$8,780,521	$8,310,737
Lease incentive asset	487,141	507,161
Investment in unconsolidated affiliate	816,756	810,066
Cash and cash equivalents	8,056	626,385
Prepaid expenses and other assets	22,237	25,525
Above market lease, asset	38,293	39,867
Operating lease right-of-use assets	278,102	280,565

Total assets	$10,431,106	$10,600,306

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$4,216,877	$4,168,959
Due to MGM Resorts International and affiliates	172	316
Accounts payable, accrued expenses and other liabilities	57,543	124,109
Accrued interest	55,685	48,505
Distribution payable	140,765	136,484
Deferred revenue	221,542	156,760
Deferred income taxes, net	41,217	33,298
Operating lease liabilities	337,460	341,133

Total liabilities	5,071,261	5,009,564
Commitments and contingencies (Note 13)
Partners’ capital
General partner	—	—
Limited partners: 268,123,082 and 279,966,531 Operating Partnership units issued and outstanding as of December 31, 2021 and December 31, 2020, respectively.	5,359,845	5,590,742

Total partners’ capital	5,359,845	5,590,742

Total liabilities and partners’ capital	$10,431,106	$10,600,306

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2021	2020	2019
Revenues
Rental revenue	$757,941	$768,442	$856,421
Ground lease and other	24,122	24,155	24,657

Total Revenues	782,063	792,597	881,078

Expenses
Depreciation	235,485	236,853	294,705
Property transactions, net	1,710	195,182	10,844
Ground lease expense	23,648	23,681	23,681
Acquisition-related expenses	7,500	980	10,165
General and administrative	18,055	16,076	16,516

Total Expenses	286,398	472,772	355,911

Other income (expense)
Income from unconsolidated affiliate	100,824	89,056	—
Interest income	593	4,345	3,219
Interest expense	(265,942)	(228,786)	(249,944)
Gain (loss) on unhedged interest rate swaps, net	39,071	4,664	(3,880)
Other	(1,643)	(18,999)	(7,615)

	(127,097)	(149,720)	(258,220)

Income from continuing operations before income taxes	368,568	170,105	266,947
Provision for income taxes	(9,328)	(9,734)	(7,598)

Income from continuing operations, net of tax	359,240	160,371	259,349
Income from discontinued operations, net of tax	—	—	16,216

Net income	$359,240	$160,371	$275,565

Weighted average units outstanding:
Basic	269,674	310,688	293,885
Diluted	269,868	310,850	294,137
Earnings per unit
Income from continuing operations per unit (basic)	$1.33	$0.52	$0.88
Income from discontinued operations per unit (basic)	—	—	0.06

Earnings per unit (basic)	$1.33	$0.52	$0.94

Income from continuing operations per unit (diluted)	$1.33	$0.52	$0.88
Income from discontinued operations per unit (diluted)	—	—	0.06

Earnings per unit (diluted)	$1.33	$0.52	$0.94

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Net income	$359,240	$160,371	$275,565
Unrealized gain (loss) on cash flow hedges	38,578	(89,624)	(35,198)

Comprehensive income	$397,818	$70,747	$240,367

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income	$359,240	$160,371	$275,565
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	—	—	(16,216)
Depreciation	235,485	236,853	294,705
Property transactions, net	1,710	195,182	10,844
Amortization of financing costs	11,449	10,024	12,733
Loss on retirement of debt	—	18,129	6,161
Non-cash ground lease, net	1,038	1,036	1,038
Deemed contributions - tax sharing agreement	1,134	6,172	7,008
Straight-line rental revenues, excluding amortization of lease incentive asset	66,293	51,679	41,447
Amortization of lease incentive asset	20,020	20,020	16,360
Amortization of deferred revenue on non-normal tenant improvements	(1,511)	(1,511)	(2,013)
Amortization of cash flow hedges	22,200	9,993	—
(Gain) loss on unhedged interest rate swaps, net	(39,071)	(4,664)	3,880
Share-based compensation	4,827	2,854	2,277
Deferred income taxes	7,919	3,389	(3,725)
Income from unconsolidated affiliate	(100,824)	(89,056)	—
Distributions from unconsolidated affiliate	94,134	80,990	—
Park MGM Transaction	—	—	(605,625)
Distributions received from discontinued operations and other	—	—	40,165
Change in operating assets and liabilities:
Prepaid expenses and other assets	(1,151)	352	363
Due to MGM Resorts International and affiliates	(144)	(458)	547
Accounts payable, accrued expenses and other liabilities	(10,908)	(3,255)	(1,616)
Accrued interest	7,180	5,601	16,808

Net cash provided by operating activities - continuing operations	679,020	703,701	100,706

Cash flows from investing activities
MGM Springfield Transaction	(400,000)	—	—
Proceeds from sale of Mandalay Bay real estate assets, net	—	58,615	—
Proceeds from Northfield OpCo Transaction	—	—	3,779

Net cash provided by (used in) investing activities - continuing operations	(400,000)	58,615	3,779

Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	40,000	(1,693,750)	(1,115,375)
Proceeds from issuance of bridge loan facility	—	1,304,625	—
Proceeds from issuance of debt	—	1,550,000	750,000
Deferred financing costs	—	(20,653)	(9,983)
Repayment of assumed debt and bridge facilities	—	—	(245,950)
Proceeds from issuance of Class A shares by MGP	792,852	524,616	1,250,006
Redemption of Operating Partnership units	(1,181,276)	(1,400,000)	—
Distributions paid	(544,912)	(601,719)	(533,735)
Other	(4,013)	(1,151)	(1,342)

Net cash provided by (used in) financing activities - continuing operations	(897,349)	(338,032)	93,621

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	—	—	15,591
Cash flows used in investing activities, net	—	—	(12)
Cash flows used in financing activities, net	—	—	(37,900)

Net cash used in discontinued operations	—	—	(22,321)

Change in cash and cash equivalents classified as assets held for sale	—	—	(22,321)
Cash and cash equivalents
Net increase (decrease) for the period	(618,329)	424,284	198,106
Balance, beginning of period	626,385	202,101	3,995

Balance, end of period	$8,056	$626,385	$202,101

Supplemental cash flow disclosures
Interest paid	$225,113	$203,168	$220,616

Non-cash investing and financing activities
Accrual of distribution payable to Operating Partnership unit holders	$140,765	$136,484	$147,349
Empire City Transaction assets acquired	$—	$—	$625,000
Redemption of Operating Partnership units relating to Northfield OpCo Transaction	$—	$—	$301,373
Investment in MGP BREIT Venture	$—	$802,000	$—
MGP BREIT Venture assumption of bridge loan facility	$—	$1,304,625	$—

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except per unit amounts)

	General Partner	Limited Partners	Total Partners’ Capital
Balance at December 31, 2018	$—	$5,845,506	$5,845,506
Net income	—	275,565	275,565
Proceeds from issuance of Class A shares by MGP	—	1,250,006	1,250,006
Empire City Transaction	—	379,050	379,050
Park MGM Transaction	—	31,875	31,875
Northfield OpCo Transaction	—	(298,957)	(298,957)
Cash flow hedges	—	(35,198)	(35,198)
Share-based compensation	—	2,277	2,277
Deemed contribution - tax sharing agreement	—	7,008	7,008
Distributions declared ($1.8725 per unit)	—	(562,029)	(562,029)
Other	—	2,909	2,909

Balance at December 31, 2019	—	6,898,012	6,898,012
Net income*	—	148,292	148,292
Proceeds from issuance of Class A shares by MGP*	—	506,198	506,198
MGP BREIT Venture Transaction*	—	63,904	63,904
Redemption of temporary equity*	—	(7,532)	(7,532)
Reclassification and remeasurements of temporary equity*	—	(1,405,058)	(1,405,058)
Cash flow hedges*	—	(76,629)	(76,629)
Share-based compensation*	—	2,562	2,562
Deemed contribution - tax sharing agreement*	—	5,125	5,125
Distributions declared ($1.9375 per unit)*	—	(543,966)	(543,966)
Other*	—	(166)	(166)

Balance at December 31, 2020	—	5,590,742	5,590,742
Net income	—	359,240	359,240
Proceeds from issuance of Class A shares by MGP	—	792,852	792,852
Redemption of Operating Partnership units	—	(1,181,276)	(1,181,276)
MGM Springfield Transaction	—	295,560	295,560
Cash flow hedges	—	38,578	38,578
Share-based compensation	—	4,827	4,827
Deemed contribution - tax sharing agreement	—	1,134	1,134
Distributions declared ($2.0550 per unit)	—	(549,194)	(549,194)
Other	—	7,382	7,382

Balance at December 31, 2021	$—	$5,359,845	$5,359,845

(*)	Excludes amounts attributable to redeemable noncontrolling interest. See Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware in October 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership that was formed in January 2016 and became a subsidiary of MGP in April 2016. The Company elected to be taxed as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which substantially all of its assets are owned by and substantially all of its business is conducted through the Operating Partnership, which is owned by MGP, MGM Resorts International (“MGM”), and subsidiaries of MGM, and whose sole general partner is one of MGP’s subsidiaries. MGP has two classes of authorized and outstanding voting common shares (collectively, the “shares”): Class A shares and a single Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, but does not hold any of MGP’s Class A shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. MGM will no longer be entitled to the voting rights provided by the Class B share if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%. The operating agreement provides that MGM may only transfer the Class B share (other than transfers to us and MGM’s controlled affiliates) if and to the extent that such transfer is approved by an independent conflicts committee, not to be unreasonably withheld. No par value is attributed to MGP’s Class A and Class B shares.

As of December 31, 2021, there were approximately 268.1 million Operating Partnership units outstanding in the Operating Partnership of which MGM owned approximately 111.4 million, or 41.5%, and MGP owned the remaining 58.5%. MGM’s Operating Partnership units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the Fair Market Value of a Class A share (as defined in the Operating Partnership’s partnership agreement). The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries.

MGP is a publicly traded REIT engaged through its investment in the Operating Partnership in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. A wholly owned subsidiary of the Operating Partnership leases its real estate properties back to a wholly owned subsidiary of MGM under a master lease agreement (the “MGM-MGP Master Lease”) and as further discussed below, an unconsolidated affiliate of the Operating Partnership leases its real properties back to a wholly owned subsidiary of MGM under a master lease agreement.

Empire City Transaction

On January 29, 2019, the Company acquired the developed real property associated with Empire City Casino (“Empire City”) from MGM upon its acquisition of Empire City (“Empire City Transaction”) and Empire City was added to the MGM-MGP Master Lease. Refer to Note 3 for additional details on the Empire City Transaction and Note 6 for further discussion on the MGM-MGP Master Lease.

Park MGM Transaction

On March 7, 2019, the Company entered into an amendment to the MGM-MGP Master Lease with respect to improvements made by MGM relating to the rebranding of the Park MGM and NoMad Las Vegas property (the “Park MGM Transaction”). Refer to Note 6 for further discussion on the MGM-MGP Master Lease and the Park MGM Transaction.

Northfield OpCo Transaction

On April 1, 2019, the Company transferred the membership interests of Northfield Park Associates, LLC (“Northfield”), the entity that formerly owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio, to a subsidiary of MGM, and the Company retained the real estate assets. The Company’s taxable REIT subsidiary (“TRS”) that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded the operations it acquired (“Northfield OpCo”)to MGM Northfield Park, which was added to the MGM-MGP Master Lease (the collective transactions, the “Northfield OpCo Transaction”). Refer to Note 3 for additional details on the Northfield OpCo Transaction and Note 6 for further discussion on the MGM-MGP Master Lease.

MGP BREIT Venture Transaction

On February 14, 2020, the Operating Partnership and MGM completed a series of transactions (collectively the “MGP BREIT Venture Transaction”) pursuant to which MGM transferred the real estate assets of MGM Grand Las Vegas to the Operating Partnership and, together with real estate assets of Mandalay Bay (including Mandalay Place), were contributed to a newly formed entity (“MGP BREIT Venture”), which, following the transactions, is owned 50.1% by the Operating Partnership and 49.9% by a subsidiary of Blackstone Real Estate Income Trust, Inc. (“BREIT”). In exchange for the contribution of the Mandalay Bay real estate assets, the Operating Partnership received consideration of $2.1 billion, which was comprised of $1.3 billion of the Operating Partnership’s secured indebtedness assumed by MGM BREIT Venture, the Operating Partnership’s 50.1% equity interest in the MGP BREIT Venture, and the remainder in cash. In addition, MGM received approximately $2.4 billion of cash distributed from the MGP BREIT Venture as consideration for its contribution of the MGM Grand Las Vegas real estate assets, and, additionally, the Operating Partnership issued 2.6 million Operating Partnership units to MGM representing 5% of the equity value of the MGP BREIT Venture. MGM provides a shortfall guarantee of the principal amount of indebtedness of the MGP BREIT Venture (and any interest accrued and unpaid thereto). On the closing date, BREIT also purchased 4.9 million Class A common shares of MGP for $150 million. Refer to Note 5 for additional details on the MGP BREIT Venture.

In connection with the transactions, MGP BREIT Venture entered into a lease with a subsidiary of MGM for the real estate assets of Mandalay Bay and MGM Grand Las Vegas. The lease (the “MGP BREIT Venture Lease”) provides for a term of 30 years with two ten-year renewal options and has an initial annual base rent of $292 million, escalating annually at a rate of 2% per annum for the first fifteen years and thereafter equal to the greater of 2% and the consumer price index increase during the prior year subject to a cap of 3%. In addition, the lease obligates the tenant to spend a specified percentage of net revenues at the properties on capital expenditures and that the tenant and MGM to comply with certain financial covenants, which, if not met, would require the tenant to maintain cash security or provide one or more letters of credit in favor of the landlord in an amount equal to the rent for the succeeding one-year period. MGM provides a guarantee of the tenant’s obligations under the lease.

In connection with the MGP BREIT Venture Transaction, the MGM-MGP Master Lease was modified to remove the Mandalay Bay property and the annual cash rent under the MGM-MGP Master Lease was reduced by $133 million. Refer to Note 6 for additional details on the modification to the MGM-MGP Master Lease.

Also, on January 14, 2020, the Operating Partnership, MGP, and MGM entered into an agreement for the Operating Partnership to waive its right to issue MGP Class A shares, in lieu of cash, to MGM in connection with MGM exercising its right to require the Operating Partnership to redeem Operating Partnership units it holds. The waiver provided that the units would be purchased at a price per unit equal to a 3% discount to the applicable cash amount as calculated in accordance with the operating agreement. The waiver was effective upon closing of the transaction on February 14, 2020 and scheduled to terminate on the earlier of February 14, 2022 or MGM receiving cash proceeds of $1.4 billion as consideration for the redemption of its Operating Partnership units. On May 18, 2020, the Operating Partnership redeemed 30.3 million of Operating Partnership units held by MGM for $700 million, or $23.10 per unit, and on December 2, 2020, the Operating Partnership redeemed 23.5 million of Operating Partnership units held by MGM for the remaining $700 million, or $29.78 per unit. As a result, the waiver has terminated in accordance with its terms. Refer to Note 2 for further discussion of redeemable equity.

Operating Partnership Unit Redemption - 2021

On March 4, 2021, certain subsidiaries of MGM delivered a notice of redemption to the Company covering approximately 37.1 million Operating Partnership units that they held which was satisfied with aggregate cash proceeds of approximately $1.2 billion, using cash on hand together with the proceeds from the issuance of Class A shares. Refer to Note 10 for further discussion.

VICI Transaction

On August 4, 2021, the Company and the Operating Partnership entered into an agreement with VICI Properties, Inc. (“VICI”) and MGM whereby VICI will acquire the Company in a stock-for-stock transaction (such transaction, the “VICI Transaction”). Pursuant to the agreement, MGP Class A shareholders will have the right to receive 1.366 shares of newly issued VICI stock in exchange for each MGP Class A share outstanding and MGM will have the right to receive 1.366 units of the new VICI operating partnership (“VICI OP”) in exchange for each Operating Partnership unit to be received by MGM. The fixed exchange ratio represents an agreed upon price of $43 per share of MGP Class A share to the five-day volume weighted average price of VICI stock as of the close of business on July 30, 2021. In connection with the exchange, VICI OP will redeem the majority of MGM’s VICI OP units for cash consideration of $4.4 billion, with MGM retaining approximately 12.2 million VICI OP units. MGP’s Class B share that is held by MGM will be cancelled. The transaction is expected to close in the first half of 2022, subject to customary closing conditions, regulatory approvals, and approval by VICI stockholders (which was received on October 29, 2021).

MGM Springfield Transaction

On October 29, 2021, the Company acquired the real estate assets of MGM Springfield from MGM for $400 million of cash consideration (such transaction, the “MGM Springfield Transaction”). MGM Springfield was added to the MGM-MGP Master Lease between the Company and MGM. Following the closing of the transaction, the annual rent payment under the MGM-MGP Master Lease increased by $30 million, $27.0 million of which is fixed and contractually grows at 2% per year with escalators subject to the tenant and, without duplication, the MGM operating subsidiary sublessees of the tenant, collectively meeting an adjusted net revenue to rent ratio. Final regulatory approvals, which were not necessary for the transaction to close, are expected to be received within nine to twelve months following the close of the transaction. Until final regulatory approvals are obtained, the parties will be subject to a trust agreement, which will provide for the property to be placed into a trust (or, at MGM’s option, be returned to MGM) during the interim period in the event that the regulator finds reasonable cause to believe that the Company may not be found suitable. The property will then remain in trust until a final determination regarding the Company’s suitability is made. Refer to Note 3 for further discussion.

The Mirage Transaction

On December 13, 2021, MGM entered into an agreement to sell the operations of The Mirage to an affiliate of Seminole Hard Rock Entertainment, Inc (“Hard Rock”). Upon closing, the MGM-MGP Master Lease (or MGM’s master lease with VICI in the event that the VICI Transaction is consummated prior to closing) will be amended and restated to reflect a $90 million reduction in annual cash rent and a new lease will be entered into with Hard Rock to reflect an initial $90 million annual cash rent. The transaction is expected to close during the second half of 2022, subject to certain closing conditions, including, but not limited to, the consummation or termination of the VICI Transaction.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

The accompanying consolidated financial statements of MGP and the Operating Partnership represent the results of operations, financial positions and cash flows of MGP and the Operating Partnership, including their respective subsidiaries.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIE”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The consolidated financial statements of MGP include the accounts of the Operating Partnership, a VIE of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries, which represents all of MGP’s assets and liabilities. As MGP holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs. The consolidated financial statements of the Operating Partnership include the accounts of its wholly owned subsidiary, MGP Lessor LLC, which is the MGM-MGP Master Lease landlord, a VIE of which the Operating Partnership is the primary beneficiary. As of December 31, 2021, on a consolidated basis, MGP Lessor, LLC had total assets of $8.9 billion primarily related to its real estate investments and total liabilities of $599.9 million primarily related to its deferred revenue and operating lease liabilities.

For entities determined not to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity under the voting interest model if it has controlling financial interest based upon the terms of the respective entities’ ownership agreements. If the entity does not qualify for consolidation under the voting interest model and the Company has significant influence over the operating and financial decisions of the entity, the Company accounts for the entity under the equity method, such as the Company’s MGP BREIT Venture, which does not qualify for consolidation as the Company has joint control, given the entity is structured with substantive participating rights whereby both owners participate in the decision making process which prevents the Company from exerting a controlling financial interest, as defined in ASC 810.

Noncontrolling interest. MGP presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in MGP represents Operating Partnership units currently held by subsidiaries of MGM. Comprehensive income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses as discussed in Note 9. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such election to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee. Refer to Note 1 above and to “Redeemable noncontrolling interest and redeemable capital” below for discussion of a waiver agreement relating to MGM’s cash redemption of Operating Partnership units.

Use of estimates. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Redeemable noncontrolling interest and redeemable capital. As discussed in Note 1, on January 14, 2020 the Operating Partnership agreed to waive its right following the closing of the MGP BREIT Venture Transaction to issue MGP Class A shares, in lieu of cash, to settle redemptions of Operating Partnership units held by MGM up to a maximum cash redemption amount of $1.4 billion. In connection with the waiver, the Operating Partnership and the Company reclassified, from permanent equity to temporary equity, the carrying value of Operating Partnership units that could require cash redemption and remeasured the units to their redemption value. The Operating Partnership units that comprised the $1.4 billion redemption amount were determined based on a 3% discount to the ten-day average closing price prior to the date of determination.

At each subsequent reporting period, the carrying value of temporary equity was remeasured to the greater of: (1) the carrying value of the number of units then considered redeemable, inclusive of the comprehensive income and losses attributed based on a per unit or share basis in accordance with ASC 810 or (2) the redemption value of the number of units that are then redeemable based on the remaining aggregate cash redemption amount and the per share redemption value, except that decreases in the per unit or share redemption were limited to the amount of previous increases, with the differences between the carrying value and the remeasured value being recorded as an adjustment in additional paid-in capital (in lieu of retained earnings) or limited partners’ capital.

The $1.4 billion maximum cash redemption amount was completed by the $700 million redeemed on May 18, 2020 and the $700 million redeemed on December 2, 2020.

The components of equity that related to the Company’s redeemable noncontrolling interest and the Operating Partnership’s redeemable capital were as follows:

(in thousands)
As of January 14, 2020	$—
Reclassification and remeasurement adjustments	1,405,058
Attribution of:
Net income	12,079
Redemption of temporary equity	(1,392,468)
MGP’s issuance of Class A shares and Operating Partnership’s issuance of units	18,418
MGP BREIT Venture Transaction	16,136
Cash flow hedges	(12,995)
Share-based compensation	292
Deemed contribution - tax sharing agreement	1,047
MGP Dividends and Operating Partnership distributions declared	(46,887)
Other	(680)

As of December 31, 2020	$—

Investment in and advances to unconsolidated affiliate. The Company has an investment in an unconsolidated affiliate accounted for under the equity method, which is currently comprised of MGP BREIT Venture. Under the equity method, carrying value is adjusted for the Company’s share of the investee’s earnings and losses, as well as distributions from the investee. The Company classifies its share of investee’s earnings as a component of “Other income (expense)”, as the Company’s investment in such unconsolidated affiliate is an extension of the Company’s core business operations.

The Company evaluates its investment in unconsolidated affiliate for impairment whenever events or changes in circumstances indicate that the carrying value of its investment may have experienced an “other-than-temporary” decline in value. If such conditions exist, the Company compares the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether the impairment is “other-than-temporary” based on its assessment of all relevant factors, including consideration of the Company’s intent and ability to retain its investment.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. The majority of the Company’s real property was contributed or acquired by the Operating Partnership from MGM as transactions between entities under common control, and as a result, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the contribution or acquisition dates. Costs of maintenance and repairs to real estate investments are the responsibility of the tenant under the MGM-MGP Master Lease.

Based upon the terms of the MGM-MGP Master Lease, although the tenant is responsible for all capital expenditures during the term of the lease, if, in the future, a deconsolidation event occurs, the Company will be required to pay the tenant, should the tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP in effect at lease commencement (i.e. ASC 840) (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Inception-to-date Non-Normal Tenant Improvements were $48.4 million through December 31, 2021.

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements and integral equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the assets (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques. There were no impairment charges related to long-lived assets recognized during the years ended December 31, 2021, 2020, and 2019.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate investments applying the straight-line method over the following estimated useful lives, which are periodically reviewed:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Furniture, fixtures and equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as gains and losses on the disposition of assets.

Lease incentive asset. The Company’s lease incentive asset consists of the consideration paid to MGM as part of the Park MGM Transaction, net of the deferred revenue balance associated with Non-Normal Tenant Improvements related to Park MGM, which was derecognized. The Company amortizes the lease incentive asset as a reduction of rental revenue over the remaining term of the MGM-MGP Master Lease.

Deferred revenue. The Company received nonmonetary consideration related to Non-Normal Tenant Improvements as they become MGP’s property pursuant to the MGM-MGP Master Lease and recognized the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the MGM-MGP Master Lease once the related real estate investments were placed in service.

Lessee leases. The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

For leases with terms greater than twelve months, the operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The initial measurement of the operating lease ROU assets also includes any prepaid lease payments and are reduced by any previously accrued deferred rent. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company uses its incremental borrowing rate to discount the lease payments based on the information available at commencement date. Certain of the Company’s leases include fixed rental escalation clauses that are factored into the determination of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that such option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the expected lease term.

Cash and cash equivalents. Cash and cash equivalents include investments and interest-bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Revenue recognition. Rental revenue under the MGM-MGP Master Lease, which is accounted for as an operating lease, is recognized on a straight-line basis over the non-cancelable term and reasonably certain renewal periods, which includes the initial lease term of ten years and all four additional five-year terms under the lease, for all contractual revenues that are determined to be fixed and measurable, payment has been received or collectability is probable. The difference between such rental revenue earned and the cash rent due under the provisions of the lease is recorded as deferred rent receivable and included as a component of “Prepaid expenses and other assets” in the consolidated balance sheets or as “Deferred revenue” in the consolidated balance sheets if cash rent due exceeds rental revenue earned.

“Ground lease and other” on the consolidated statements of operations reflects the non-cash ground lease revenue from the tenant and the amortization of deferred revenue relating to Non-Normal Tenant Improvements.

Northfield generated gaming, food, beverage and other revenue, which primarily consisted of video lottery terminal (“VLT”) wager transactions and food and beverage transactions and such revenue relating to the operations of Northfield is classified as discontinued operations in 2019. Refer to Note 3 for further information.

Ground lease expenses. Ground lease expenses arise from costs which include ground lease rent paid directly by the tenant pursuant to the third-party lessor on behalf of the Company.

Acquisition-related expenses. The Company expenses transaction costs associated with completed or announced acquisitions in the period in which they are incurred. These costs are included in “Acquisition-related expenses” within the consolidated statements of operations.

General and administrative. General and administrative expenses primarily include the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses of $3.5 million pursuant to the Corporate Services Agreement for each year ended December 31, 2021, 2020 and 2019.

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes were capitalized and offset against the carrying amount of the related indebtedness. Costs incurred in connection with the Operating Partnership’s revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the indebtedness and are included in interest expense in the consolidated statement of operations.

Concentrations of credit risk. As of December 31, 2021, all of the Company’s real estate properties have been leased to MGM and all of the Company’s revenues for the period ending December 31, 2021 are derived from the MGM-MGP Master Lease with MGM.

Derivative financial instruments. The Company accounts for its derivatives in accordance with FASB ASC Topic 815, Derivatives and Hedging, in which all derivative instruments are reflected at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as hedging instruments, the Company records the gain or loss on the hedge instruments as a component of accumulated other comprehensive income. For derivative instruments that are not designated and do not quality as hedging instruments, the Company records the gain or loss on the derivative instruments as “Gain (loss) on unhedged interest rate swaps, net” on the consolidated statements of operations.

Fair value measurements. Fair value measurements are utilized in the accounting and impairment assessments of the Company’s real estate investments. investment in unconsolidated affiliate, and certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company used the following inputs in its fair value measurements:

•	Level 2 inputs for its debt fair value disclosures. See Note 7; and

•	Level 2 inputs when measuring the fair value of its interest rate swaps. See Note 8.

Reportable segment. The Company’s operations consist of investments in real estate, both wholly owned and through its investment in MGP BREIT Venture, for which all such real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure properties and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail amenities, have similar economic characteristics and are governed by triple-net operating leases. The operating results of the Company’s wholly owned and equity method real estate investments are regularly reviewed, in the aggregate, by the chief operating decision maker. As such, the Company has one reportable segment.

NOTE 3 — ACQUISITIONS AND DISPOSITIONS

Empire City Acquisition

As discussed in Note 1, on January 29, 2019, the Company acquired the developed real property associated with Empire City from MGM for fair value consideration of approximately $634.4 million. The Company funded the acquisition of the developed real property from MGM through the assumption of approximately $246.0 million of indebtedness, which was repaid with borrowings under its senior secured credit facility, and the issuance of approximately 12.9 million Operating Partnership units to MGM. Empire City was added to the MGM-MGP Master Lease, as further discussed in Note 6.

The Empire City Transaction was accounted for as a transaction between entities under common control and, therefore, the Company recorded the Empire City real estate assets at the carryover basis of $625.0 million and recorded the difference between the purchase price of $634.4 million and carryover basis as a reduction to additional paid-in-capital.

Northfield OpCo Transaction

On April 1, 2019, the Company transferred Northfield OpCo to a subsidiary of MGM for fair value consideration of approximately $305.2 million consisting primarily of approximately 9.4 million Operating Partnership units that were ultimately redeemed by the Operating Partnership and the Company retained the real estate assets. The Company’s TRS that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded Northfield OpCo to MGM Northfield Park, which was then added to the MGM-MGP Master Lease. Refer to Note 6 for further discussion on the MGM-MGP Master Lease.

The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. As a transaction between entities under common control, the Company recorded the difference between the purchase price of $305.2 million and the carrying value of net assets transferred of $292.3 million to additional paid-in-capital.

The Company’s results for Northfield OpCo for the year ended December 31, 2019 is reflected in discontinued operations on the consolidated statement of operations.

The results of the Northfield OpCo discontinued operations are summarized as follows:

Year Ended December 31,
2019
(in thousands)
Total revenues	$67,841
Total expenses	(48,735)

Income from discontinued operations before income taxes	19,106
Provision for income taxes	(2,890)

Income from discontinued operations, net of tax	16,216
Less: Income attributable to noncontrolling interests - discontinued operations	(11,434)

Income from discontinued operations attributable to Class A shareholders	$4,782

MGM Springfield Transaction

As discussed in Note 1, on October 29, 2021, the Company acquired the real property associated with MGM Springfield from MGM for cash consideration of $400 million. The Company funded the acquisition primarily with cash on hand and through a $35 million draw under the revolving credit facility. MGM Springfield was added to the MGM-MGP Master Lease, as further discussed in Note 6.

The MGM Springfield Transaction was accounted for as a transaction between entities under common control and, therefore, the Company recorded the MGM Springfield real estate assets at the carryover basis of $695.6 million and recorded the difference between the purchase price of $400 million and carryover basis to additional paid-in-capital.

NOTE 4 — REAL ESTATE INVESTMENTS

As discussed in Note 1, on February 14, 2020, in connection with the MGP BREIT Venture Transaction, the real estate assets of Mandalay Bay (including Mandalay Place), were contributed to MGP BREIT Venture. The Company recorded the difference between the carrying value of the Mandalay Bay real estate assets of $2.3 billion and the consideration received of $2.1 billion, as well as the expenses of $10.0 million incurred in connection with the sale, as a net loss on sale of assets of $193.1 million, which is reflected within “Property transactions, net” in the consolidated statements of operations.

The carrying value of real estate investments is as follows:

	December 31,
	2021	2020
	(in thousands)
Land	$3,522,546	$3,431,228
Buildings, building improvements, land improvements and integral equipment	8,142,008	7,426,110

	11,664,554	10,857,338
Less: Accumulated depreciation	(2,884,033)	(2,546,601)

	$8,780,521	$8,310,737

NOTE 5 — INVESTMENT IN UNCONSOLIDATED AFFILIATE

As of December 31, 2021, the Operating Partnership’s investment in unconsolidated affiliate was comprised of its 50.1% interest in MGP BREIT Venture. The Operating Partnership recorded its share of income of $100.8 million and $89.1 million for the years ended December 31, 2021 and 2020, respectively, as “Income from unconsolidated affiliate” in the consolidated statements of operations. Additionally, the Operating Partnership received $94.1 million and $81.0 million in distributions from MGP BREIT Venture during the years ended December 31, 2021 and 2020, respectively.

Summarized balance sheet information of MGP BREIT Venture is as follows:

	December 31,
	2021	2020
	(in thousands)
Real estate investments, net	$4,439,851	$4,523,638
Other assets	193,200	95,342
Debt, net	2,994,782	2,994,269
Other liabilities	8,018	7,811

Summarized results of operations of MGP BREIT Venture are as follows:

	Year ended December 31,
	2021	2020
	(in thousands)
Net revenues	$394,725	$346,481
Net income	201,246	177,757

MGP BREIT Venture guarantee. The Operating Partnership provides a guarantee for losses incurred by the lenders of the $3.0 billion indebtedness of the MGP BREIT Venture arising out of certain bad acts by the Operating Partnership, its venture partner, or the venture, such as fraud or willful misconduct, based on the party’s percentage ownership of the MGP BREIT Venture, which guarantee is capped at 10% of the principal amount outstanding at the time of the loss. The Operating Partnership and its venture partner have separately indemnified each other for the other party’s share of the overall liability exposure, if at fault. The guarantee is accounted for under ASC 460 at fair value; such value is immaterial.

MGP BREIT Venture excess cash flow guarantee. The MGP BREIT Venture loan agreement requires that the tenant EBITDAR to MGP BREIT Venture cash interest ratio is maintained above a specified level. If this ratio is not met for two consecutive fiscal quarters, then the borrowers will be unable to distribute excess cash flows to the venture partners unless and until an excess cash flow guarantee is provided. The ratio was not met for the two consecutive quarters ended December 31, 2020, and, as a result, in April 2021, the Operating Partnership and an entity affiliated with BREIT each delivered an excess cash flow guarantee to the lenders covering all distributions since January 1, 2021. The guarantee provides that the MGP BREIT Venture may distribute an aggregate amount of cash not to exceed 9.9% of the principal amount of the MGP BREIT Venture’s outstanding indebtedness under the loan agreement, after which distributions must remain at the MGP BREIT Venture in a restricted cash account until such time as the tenant EBITDAR to MGP BREIT Venture cash interest ratio is met for two consecutive quarters. In addition, in the event of a default under the loan agreement while the ratio is not met, the Company may be required to return its respective share of distributions received during the period covered by the guarantee.

NOTE 6 — LEASES

MGM-MGP Master Lease. The MGM-MGP Master Lease is accounted for as an operating lease and has an initial lease term of ten years that began on April 25, 2016 (other than with respect to MGM National Harbor as described below) with the potential to extend the term for four additional five-year terms thereafter at the option of the tenant (with additional renewal options with respect to MGM Springfield, as described below). The lease provides that any extension of its term must apply to all of the real estate under the lease at the time of the extension. With respect to MGM National Harbor, the initial lease term ends on August 31, 2024. Thereafter, the initial term of the lease with respect to MGM National Harbor may be renewed at the option of the tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the lease or the next renewal term (depending on whether MGM elects to renew the other properties under the lease in connection with the expiration of the initial ten-year term). If, however, the tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the lease, the tenant would also lose the right to renew the lease with respect to the rest of the properties when the initial ten-year lease term ends related to the rest of the properties in 2026. In addition to the four five-year renewal terms, the term of the lease with respect to MGM Springfield may be extended for an additional four five-year renewal terms.

The lease has a triple-net structure, which requires the tenant to pay substantially all costs associated with the lease, including real estate taxes, ground lease rent, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the lease provides MGP with a right of first offer with respect to any future gaming development by MGM on the undeveloped land adjacent to Empire City, which MGP may exercise should MGM elect to sell such property in the future.

Rent under the lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2021, the base rent represents approximately 91% of the rent payments due under the lease and the percentage rent represents approximately 9% of the rent payments due under the lease. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the lease). Thereafter, beginning on April 1, 2022, the annual escalator of 2.0% will be subject to the tenant and, without duplication, the MGM operating subsidiary sublessees of the tenant, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the tenant’s option, reimbursed cost revenue). With respect to the additional renewal terms for MGM Springfield, for the first two additional renewal terms, base rent will include a fixed annual rent escalator of 2.0%, subject to the tenant and the MGM operating subsidiary sublessee of our tenant, collectively meeting an adjusted net revenue to rent ratio, discussed above. For each lease year subsequent to the first two additional renewal terms, the base rent shall be the Fair Market Rent (as defined in the MGM-MGP Master Lease) in respect of MGM Springfield. The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average annual adjusted net revenues of the tenant and, without duplication, the operating subtenants, from the leased properties subject to the lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

On January 29, 2019, Empire City was added to the MGM-MGP Master Lease. As a result, the annual rent payment to MGP increased by $50 million, prorated for the remainder of the lease year. Consistent with the lease terms, 90% of this rent is fixed and will contractually grow at 2% per year until 2022. In addition, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

On March 7, 2019, the Company completed the Park MGM Transaction and amended the MGM-MGP Master Lease concurrent with which the Company paid $637.5 million, of which $605.6 million was cash and the remainder in issuance of approximately 1.0 million of Operating Partnership units, to a subsidiary of MGM. As a result of the transaction, the Company recorded a lease incentive asset which represents the consideration paid, less the existing deferred revenue balance of $94.0 million relating to the non-normal tenant improvements recorded for Park MGM, which was derecognized. Further, the annual rent payment to the Company increased by $50 million, prorated for the remainder of the lease year. Consistent with the lease terms, 90% of this rent is fixed and will contractually grow at 2.0% per year until 2022. The Company was required to reassess the lease classification of the lease, which included estimating the fair value using an income approach and the residual value of the assets used in the determination of the implicit rate, and concluded that the lease continued to be an operating lease.

On April 1, 2019, MGM Northfield Park was added to the MGM-MGP Master Lease and the annual rent payment increased by $60 million. Consistent with the lease terms, 90% of this rent is fixed and will contractually grow at 2.0% per year until 2022.

On February 14, 2020, in connection with the MGP BREIT Venture Transaction, the MGM-MGP Master Lease was modified to remove the Mandalay Bay property and the annual rent payment under the lease was reduced by $133 million. The Company reassessed the lease classification of the lease, which included estimating the fair value of the properties using an income approach and the residual value used in the determination of the implicit rate, and concluded that the lease will continue to be accounted for as an operating lease.

In connection with the commencement of the sixth lease year on April 1, 2021 and the corresponding 2.0% fixed annual rent escalator that went into effect on such date, the base rent under the MGM-MGP Master Lease increased to $764.9 million, resulting in total annual rent under the MGM-MGP Master Lease of $842.8 million.

On October 29, 2021, in connection with the MGM Springfield Transaction, MGM Springfield was added to the MGM-MGP Master Lease and the annual rent payment increased by $30 million. Consistent with the lease terms, 90% of this rent is fixed and will contractually grow at 2.0% per year until 2022. As a result, the total annual rent under the MGM-MGP Master Lease increased to $872.8 million. The Company assessed the lease classification for the MGM Springfield property, which included determining, for lease classification purposes, that the tenant is reasonably certain to exercise lease renewal options to the extent that the lease term for MGM Springfield is consistent with that of the other MGM-MGP Master Lease properties, and also included estimating the residual value used in the determination of the implicit rate, and concluded that the lease will be accounted for as an operating lease.

Straight-line rental revenues from the MGM-MGP Master Lease, which includes lease incentive asset amortization, were $757.9 million, $768.4 million, and $856.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company also recognized revenue related to ground lease and other of $24.1 million, $24.2 million, and $24.7 million for the years ended December 31, 2021, 2020, and 2019, respectively.

Under the MGM-MGP Master Lease, future non-cancelable minimum cash rental payments, which are the payments under the initial 10-year term through April 30, 2026 and do not include renewal options and, with respect to MGM National Harbor, through August 31, 2024, are as follows as of December 31, 2021:

Year ending December 31,	(in thousands)
2022	$812,086
2023	791,861
2024	760,161
2025	696,760
2026	232,253
Thereafter	—

Total	$3,293,121

Lessee Leases. The Company is a lessee of land underlying MGM National Harbor and a portion of the land underlying Borgata and Beau Rivage. The Company is obligated to make lease payments through the non-cancelable term of the ground leases, which is through 2051 for Beau Rivage, 2070 for Borgata, and 2082 for MGM National Harbor. These ground leases will be paid by the tenant under the MGM-MGP Master Lease through 2046 (including renewal periods). Components of lease expense for each of the years ended December 31, 2021 and December 31, 2020 include operating lease cost of $23.8 million. Other information related to the Company’s operating leases was as follows:

Supplemental balance sheet information	December 31, 2021	December 31, 2020
Weighted average remaining lease term (years)	56	58
Weighted average discount rate (%)	7%	7%

Maturities of operating lease liabilities were as follows:

Year ending December 31,	(in thousands)
2022	$24,603
2023	24,478
2024	24,449
2025	24,449
2026	24,449
Thereafter	1,249,430

Total future minimum lease payments	1,371,858
Less: Amount of lease payments representing interest	(1,034,398)

Total	$337,460

NOTE 7 — DEBT

Debt consists of the following:

	December 31,
	2021	2020
	(in thousands)
Senior secured revolving credit facility	$50,000	$10,000
5.625% senior notes, due 2024	1,050,000	1,050,000
4.625% senior notes, due 2025	800,000	800,000
4.50% senior notes, due 2026	500,000	500,000
5.75% senior notes, due 2027	750,000	750,000
4.50% senior notes, due 2028	350,000	350,000
3.875% senior notes, due 2029	750,000	750,000

	4,250,000	4,210,000
Less: Unamortized discount and debt issuance costs	(33,123)	(41,041)

	$4,216,877	$4,168,959

Operating Partnership credit agreement and bridge facility. At December 31, 2021, the Operating Partnership senior secured credit facility consisted of a $1.4 billion revolving credit facility. The revolving facility bears interest of London Inter-bank Offered Rate (“LIBOR”) plus 1.75% to 2.25% determined by reference to a total net leverage ratio pricing grid. At December 31, 2021, the interest rate on the revolving facility was 1.85%. The revolving facility will mature in June 2023.

The Operating Partnership’s senior credit facility limits the amount of letters of credit that can be issued to $75 million. No letters of credit were outstanding under the Operating Partnership senior secured credit facility at December 31, 2021. See Note 8 for further discussion of the Operating Partnership’s interest rate swap agreements.

In connection with the MGP BREIT Venture Transaction, on February 14, 2020, the Operating Partnership amended its senior secured credit facility to, among other things, allow for the transaction to occur, permit the incurrence by the Operating Partnership of a nonrecourse guarantee relating to the debt of the MGP BREIT Venture (refer to Note 5 for description of such guarantee), and permit the incurrence of the bridge loan facility. As a result of the transaction and the amendment, the Operating Partnership repaid its $1.3 billion outstanding term loan B facility in full with the proceeds of a bridge facility, which was then assumed by the MGP BREIT Venture as partial consideration for the Operating Partnership’s contribution. Additionally, the Operating Partnership used the proceeds from the settlement of the forward equity issuances made in connection with its November 2019 equity offering and from its “at-the-market offering” (“ATM”) program to pay off the outstanding balance of $399 million of its term loan A facility in full. The Operating Partnership incurred a loss on retirement of debt of $18.1 million recorded in “Other” in the consolidated statements of operations.

The credit agreement contains customary representations and warranties, events of default and positive and negative covenants. The revolving credit facility also requires that the Operating Partnership maintain compliance with a maximum senior secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio. The Operating Partnership was in compliance with its financial covenants at December 31, 2021.

The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, except MGM Springfield reDevelopment, LLC, which owns the real estate assets of MGM Springfield, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, excluding the real estate assets of MGM National Harbor, Empire City, and MGM Springfield, and subject to other customary exclusions.

Bridge Facility. In connection with the Empire City Transaction, the Operating Partnership assumed $246.0 million of indebtedness under a bridge facility from a subsidiary of MGM. The Operating Partnership repaid the bridge facility with a combination of cash on hand and a draw on its revolving credit facility, which was subsequently repaid with proceeds from its offering of its 5.75% senior notes due 2027, as discussed below.

Operating Partnership senior notes. In January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2027. The senior notes will mature on February 1, 2027. Interest on the senior notes is payable on February 1 and August 1 of each year, which commenced on August 1, 2019.

In June 2020, the Operating Partnership issued $800 million in aggregate principal amount of 4.625% senior notes due 2025. The senior notes mature on June 15, 2025. Interest on the senior notes is payable on June 15 and December 15 of each year, commencing on December 15, 2020. The net proceeds from the offering were used in full to repay drawings under the Operating Partnership’s revolving credit facility.

In November 2020, the Operating Partnership issued $750 million in aggregate principal amount of 3.875% senior notes due 2029. The senior notes mature on February 15, 2029. Interest on the senior notes is payable on February 15 and August 15 of each year, commencing on August 15, 2021. The net proceeds from the offering were used for general corporate purposes and, ultimately, to redeem $700 million of Operating Partnership units held by MGM pursuant to the waiver agreement discussed in Note 1.

Each series of the Operating Partnership’s senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Operating Partnership’s debt as of December 31, 2021 are as follows:

Year ending December 31,	(in thousands)
2022	$—
2023	50,000
2024	1,050,000
2025	800,000
2026	500,000
Thereafter	1,850,000

$4,250,000

Fair value of debt. The estimated fair value of the Operating Partnership’s debt was $4.6 billion and $4.5 billion at December 31, 2021 and 2020, respectively. Fair value was estimated using quoted market prices for the Operating Partnership’s senior notes and senior secured credit facility.

NOTE 8 — DERIVATIVES AND HEDGING ACTIVITIES

The Operating Partnership uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate senior credit facility and forecasted debt issuances for the duration and amount of its interest rate swap agreements, which such variable rate could unfavorably impact future earnings and forecasted cash flows. The Operating Partnership and Company do not use derivative instruments for speculative or trading purposes.

In June 2019, the Operating Partnership entered into interest rate swap agreements, effective November 30, 2021, that were to mature in December 2024 with a combined notional amount of $900 million. The weighted average fixed rate paid under the swap agreements was 1.801% and the variable rate received reset monthly to the one-month LIBOR with no minimum floor.

Subsequently, in June 2021, the Operating Partnership modified and extended certain of its existing interest rate swaps with a combined notional amount of $900 million, effective June 30, 2022. The weighted average fixed rate paid under the modified swap agreements is 1.940% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor. The maturity dates were extended to June 30, 2027.

In September 2019, the Operating Partnership entered into an interest rate swap agreement, effective September 6, 2019, that will mature in December 2024 with a notional amount of $300 million. The fixed rate paid under the swap agreement is 1.158% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor.

In September 2019, the Operating Partnership modified and extended certain of its existing interest rate swaps with a combined notional amount of $400 million, effective October 1, 2019. The weighted average fixed rate paid under the modified swap agreements is 2.252% and the variable rate received resets monthly to the one-month LIBOR with no minimum floor. The maturity date was extended to December 2029.

In connection with prepayments of $541 million on the Operating Partnership’s senior credit facility in November 2019, as well as in contemplation of the proceeds that will be received upon settlement of the 12.0 million shares under forward purchase agreements discussed in Note 10, the Operating Partnership determined that such debt cash flows were no longer considered probable of occurring. As a result, the Operating Partnership de-designated the corresponding $600 million notional of interest rate swaps and reclassified the loss of $4.9 million reported in accumulated other comprehensive income relating to such notional into earnings within “Gain (loss) on unhedged interest rate swaps, net” on the consolidated income statements for the year ended December 31, 2019.

In connection with the $800 million issuance of senior notes in June 2020 and in connection with the $750 million issuance of senior notes in November 2020, each discussed in Note 7, the Operating Partnership determined that it will no longer be exposed to cash flow variability for the respective issuances and, accordingly, the Operating Partnership de-designated $600 million and $700 million notional of interest rate swaps in June 2020 and November 2020, respectively. Amounts deferred in accumulated comprehensive loss relating to the $600 million and $700 million notional of swaps will be amortized into earnings over the life of the hedged cash flows within “Interest expense” on the consolidated income statements.

In May 2021, the Operating Partnership terminated interest rate swap agreements with a notional amount of $1.2 billion which resulted in a loss of less than $0.1 million.

Changes in the fair value of the interest rate swaps that do not qualify for hedge accounting are also reflected in earnings within “Gain (loss) on unhedged interest rate swaps, net” on the consolidated income statements. The Operating Partnership recorded a $39.1 million gain, $2.1 million gain and a $1.0 million gain relating to such fair value changes for the year ended December 31, 2021, 2020 and 2019, respectively.

The interest rate swaps as of December 31, 2021 are summarized in the table below.

Notional Amount	Weighted Average Fixed Rate	Fair Value Liability	Effective Date	Maturity Date
(in thousands, except percentages)
Derivatives designated as hedges:
$900,000	1.940%	$(25,299)	June 30, 2022	June 30, 2027

$900,000		$(25,299)
Derivatives not designated as hedges:
$300,000	1.158%	$(969)	September 6, 2019	December 31, 2024
400,000	2.252%	(26,319)	October 1, 2019	December 31, 2029

$700,000		$(27,288)

		$(52,587)

The interest rate swaps as of December 31, 2020 are summarized in the table below.

Notional Amount	Weighted Average Fixed Rate	Fair Value Liability	Effective Date	Maturity Date

(in thousands, except percentages)
Derivatives designated as hedges:
$900,000	1.801%	$(41,131)	November 30, 2021	December 31, 2024

$900,000		$(41,131)
Derivatives not designated as hedges:
$1,200,000	1.844%	$(18,889)	May 3, 2017	November 30, 2021
300,000	1.158%	(10,451)	September 6, 2019	December 31, 2024
400,000	2.252%	(48,453)	October 1, 2019	December 31, 2029

$1,900,000		$(77,793)

		$(118,924)

As of December 31, 2021 and 2020, the Operating Partnership’s interest rate swaps that are in a liability position are recorded within “Accounts payable, accrued expenses and other liabilities”.

NOTE 9 — INCOME TAXES

The Company elected to be taxed as a REIT as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2016. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, except as described below, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pays taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company distributed 100% of its taxable income in the taxable year ended December 31, 2021 and expects to do so in future years. Accordingly, the consolidated financial statements do not reflect a provision for federal income taxes for its REIT operations; however, the Company was subject to federal, state and local income tax on its TRS operations which were disposed of during 2019 and may still be subject to federal excise tax, as well as certain state and local income and franchise taxes on its REIT operations. The Company’s TRS owned the real estate assets and operations of Northfield until it liquidated on April 1, 2019. The Company recorded a tax provision of $2.9 million in discontinued operations and a tax benefit of $1.1 million in continuing operations for a total tax provision of $1.8 million related to the operations of the TRS for the year ended December 31, 2019 and has no provision relating to TRS operations subsequent to the liquidation.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The MGM-MGP Master Lease landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the consolidated financial statements as if the MGM-MGP Master Lease landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the MGM-MGP Master Lease landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the MGM-MGP Master Lease landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return and, accordingly, the income tax balances related to such taxes are reflected within “Noncontrolling interest” within the consolidated financial statements. No amounts are due to MGM under the tax sharing agreement as of December 31, 2021 or December 31, 2020.

The provision for income taxes on continuing operations is as follows:

	Year Ended December 31,
	2021	2020	2019

	(in thousands)
Federal:
Deferred	$—	$—	$(1,058)

Provision for federal income taxes on continuing operations	$—	$—	$(1,058)

State:
Current	$9,344	$6,345	$7,309
Deferred	(16)	3,389	1,347

Provision for state income taxes on continuing operations	$9,328	$9,734	$8,656

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate on income from continuing operations is as follows:

	Year Ended December 31,
	2021	2020	2019
Federal income tax statutory rate	21.0%	21.0%	21.0%
Income not subject to federal income tax	(21.0)	(21.0)	(21.4)
State taxes	2.5	5.7	3.2

Effective tax rate on income from continuing operations	2.5%	5.7%	2.8%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2021	2020

	(in thousands)
Deferred tax liability - federal and state
Real estate investments, net	$(41,217)	$(33,298)

Total deferred tax liability	(41,217)	(33,298)
Net deferred tax liability	$(41,217)	$(33,298)

The Company assesses its tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts. The Company currently has no uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the years ended December 31, 2021, 2020, or 2019.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. As of December 31, 2021, federal and Mississippi income tax returns for tax years 2018 and after, and all other state and local income tax returns filed for tax years 2017 and after, are subject to examination by the relevant taxing authorities.

NOTE 10 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders.

Issuance of Class A shares. On January 31, 2019, the Company completed an offering of 19.6 million Class A shares representing limited liability company interests in a registered public offering, including 2.6 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $548.4 million.

On April 30, 2019, the Company entered into an ATM program to offer and sell up to an aggregate sales price of $300 million Class A shares through sales agents at prevailing market prices or agreed-upon prices. During the year ended December 31, 2019, the Company issued 5.3 million Class A shares under the program for net proceeds of approximately $161.0 million. On February 12, 2020, the Company received net proceeds of approximately $18.7 million for 0.6 million of forward shares settled under the ATM program.

On November 22, 2019, the Company completed an offering of 30.0 million Class A shares in a registered public offering. The offering consisted of 18.0 million shares sold directly to the underwriters at closing for net proceeds of approximately $540.6 million after deducting underwriting discounts and commissions and 12.0 million shares sold under forward purchase agreements. On February 11 through February 13, 2020, the Company received net proceeds of approximately $355.9 million for 12.0 million of forward shares settled. The forward shares settled in exchange for cash proceeds per share equal to the applicable forward sale price, which was the public offering price less the underwriting discount and was subject to certain adjustments as provided in the forward sale agreements.

On February 14, 2020, in connection with the MGP BREIT Venture Transaction, the Company completed a registered sale of 4.9 million Class A shares to BREIT for proceeds of $150.0 million.

On March 15, 2021, the Company completed an offering of 21.9 million Class A shares in a registered public offering for net proceeds of approximately $676.0 million.

On May 12, 2021, the Company resumed its 2019 ATM program to offer and sell the remaining $117.7 million of aggregate cash proceeds from sales of Class A shares under the $300 million program through sales agents at prevailing market prices or agreed-upon prices. The Company issued 3.3 million Class A shares for net proceeds of $116.8 million during the year ended December 31, 2021 and completed its ATM program.

Operating Partnership capital and noncontrolling interest ownership transactions.

The following discloses the effects of changes in the Company’s ownership percentage interest in its subsidiary, the Operating Partnership, on the Class A shareholders’ equity:

	For the years ended
	2021	2020	2019
	(in thousands)
Net income attributable to MGM Growth Properties	$205,503	$76,129	$90,260
Transfers from/(to) noncontrolling interest:
Empire City Transaction	—	—	23,745
Issuance of Class A shares	656,361	442,717	1,049,582
Park MGM Transaction	—	—	2,496
Northfield OpCo Transaction	—	—	(27,439)
MGP BREIT Venture Transaction	—	8,287	—
Redemption of temporary equity	—	(114,924)	—
Redemption of Operating Partnership units	(227,487)	—	—
Other	(840)	1,275	1,183

Net transfers from noncontrolling interest	428,034	337,355	1,049,567

Change from net income attributable to MGM Growth Properties and transfers to noncontrolling interest	$633,537	$413,484	$1,139,827

Empire City Transaction. On January 29, 2019, in connection with the Empire City Transaction, the Operating Partnership issued 12.9 million Operating Partnership units to a subsidiary of MGM and MGP’s indirect ownership percentage in the Operating Partnership decreased from 26.7% to 25.4%.

Issuance of Class A shares and Operating Partnership units - January 2019. On January 31, 2019, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 19.6 million Operating Partnership units to the Company and MGP’s indirect ownership percentage in the Operating Partnership increased from 25.4% to 30.3%.

Park MGM Transaction. On March 7, 2019, in connection with the Park MGM Transaction, the Operating Partnership issued 1.0 million Operating Partnership units to a subsidiary of MGM and MGP’s indirect ownership percentage in the Operating Partnership decreased from 30.3% to 30.2%.

Northfield OpCo Transaction. On April 1, 2019, in connection with the Northfield OpCo Transaction, 9.4 million Operating Partnership units were ultimately redeemed by the Operating Partnership and MGP’s indirect ownership percentage in the Operating Partnership increased from 30.2% to 31.2%.

Issuance of Class A shares and Operating Partnership units - ATM Program - 2019. In connection with the Company’s issuance of Class A shares under the ATM program during 2019, the Operating Partnership issued 5.3 million Operating Partnership units to the Company. Subsequent to the collective issuances, the ownership percentage in the Operating Partnership was 32.4%.

Issuance of Class A shares and Operating Partnership units - November 2019. On November 22, 2019, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 18.0 million Operating Partnership units to the Company. As a result of this transaction, MGP’s indirect ownership percentage in the Operating Partnership increased to 36.3%.

Issuance of Class A shares and Operating Partnership units - Forwards. In connection with the registered issuance of 12.0 million Class A shares by the Company from February 11 through February 13, 2020 pursuant to the settlement of forward sales agreements from the November 2019 registered offering, discussed above, the Operating Partnership issued 12.0 million Operating Partnership units to the Company. Further, in connection with the registered issuance of 0.6 million of shares by the Company on February 12, 2020 pursuant to the settlement of forward sales agreements under the Company’s ATM program, the Operating Partnership issued 0.6 million Operating Partnership units to the Company. As a result of these collective issuances, MGP’s indirect ownership percentage in the Operating Partnership increased to 38.8%.

Issuance of Class A shares and Operating Partnership units - BREIT. On February 14, 2020, in connection with the Company’s registered sale of Class A shares to BREIT, the Operating Partnership issued 4.9 million Operating Partnership units to the Company and the Company’s indirect ownership percentage in the Operating Partnership increased from 38.8% to 39.7%.

MGP BREIT Venture Transaction. On February 14, 2020, in connection with the MGP BREIT Venture Transaction, the Operating Partnership issued 2.6 million Operating Partnership units to MGM and the Company’s indirect ownership percentage in the Operating Partnership decreased from 39.7% to 39.4%.

Redemption of temporary equity. On May 18, 2020, in connection with the redemption waiver discussed in Note 1 and Note 2, the Operating Partnership redeemed 30.3 million Operating Partnership units from MGM for $700 million and the Company’s indirect ownership percentage in the Operating Partnership increased from 39.4% to 43.3%. On December 2, 2020 the Operating Partnership further redeemed 23.5 million Operating Partnership units from MGM for $700 million and the Company’s indirect ownership percentage in the Operating Partnership increased from 43.3% to 47.0%.

Proceeds from the issuance of Class A shares by MGP - March 2021. On March 15, 2021, the Company completed a registered offering of Class A shares for net proceeds of approximately $676.0 million, which such proceeds were used to satisfy, in part, the Company’s obligations under the notice of redemption of Operating Partnership units from MGM, as discussed below.

Redemption of Operating Partnership units - March 2021. On March 4, 2021, certain subsidiaries of MGM delivered a notice of redemption to the Company covering approximately 37.1 million Operating Partnership units that they held, in accordance with the terms of the Operating Partnership’s partnership agreement. In accordance with the terms of such agreement, upon receipt of the notice of redemption, the Company formed a conflicts committee to determine the mix of consideration that it would provide for the Operating Partnership units. The conflicts committee determined that the Company would redeem approximately 15.3 million Operating Partnership units for cash on March 12, 2021 (with such Operating Partnership units retired upon redemption) and would satisfy its remaining obligation under that notice covering the remaining 21.9 million Operating Partnership units using the proceeds, net of underwriters’ discount, from an offering of MGP’s Class A shares on March 15, 2021, for aggregate cash proceeds paid of approximately $1.2 billion. As a result of these collective transactions, MGP’s indirect ownership percentage in the Operating Partnership increased from 47.0% to 57.9%.

MGP Class A share issuance - ATM Program. During the year ended December 31, 2021, in connection with the Company’s issuance of Class A shares under the ATM program, which completed its ATM program, the Operating Partnership issued 3.3 million Operating Partnership units to the Company. As a result of these issuances, MGP’s ownership percentage in the Operating Partnership was 58.4% as of the date of completion of the ATM program.

Accumulated Other Comprehensive Income (Loss). Comprehensive income (loss) includes net income and all other non-shareholder changes in equity, or other comprehensive income (loss). Elements of the Company’s accumulated other comprehensive income (loss) are reported in the accompanying consolidated statement of shareholders’ equity. The following table summarizes the changes in accumulated other comprehensive income (loss) by component:

	Cash Flow Hedges	Other	Total
		(in thousands)
Balance at December 31, 2018	$4,306	$(98)	$4,208
Other comprehensive loss before reclassifications	(34,476)	—	(34,476)
Amounts reclassified from accumulated other comprehensive loss to interest expense	(5,599)	—	(5,599)
Amounts reclassified from accumulated other comprehensive loss to (gain)/loss on unhedged interest rate swaps	4,877	—	4,877

Other comprehensive loss	(35,198)	—	(35,198)
Other changes in accumulated other comprehensive loss:
Empire City Transaction	—	(195)	(195)
Issuance of Class A shares	—	(1,512)	(1,512)
Park MGM Transaction	—	(16)	(16)
Northfield OpCo Transaction	—	2	2

Changes in accumulated other comprehensive loss:	(35,198)	(1,721)	(36,919)
Less: Other comprehensive loss attributable to noncontrolling interest	25,666	—	25,666

Balance at December 31, 2019	(5,226)	(1,819)	(7,045)
Other comprehensive loss before reclassifications	(104,999)	—	(104,999)
Amounts reclassified from accumulated other comprehensive loss to interest expense	17,922	—	17,922
Amounts reclassified from accumulated other comprehensive loss to (gain)/loss on unhedged interest rate swaps	(2,547)	—	(2,547)

Other comprehensive loss	(89,624)	—	(89,624)
Other changes in accumulated other comprehensive loss:
Issuance of Class A shares	—	(646)	(646)
MGP BREIT Venture Transaction	—	59	59
Redemption of temporary equity	—	(8,773)	(8,773)
Other	—	45	45

Changes in accumulated other comprehensive loss:	(89,624)	(9,315)	(98,939)
Less: Other comprehensive loss attributable to noncontrolling interest	54,787	—	54,787

Balance at December 31, 2020	(40,063)	(11,134)	(51,197)
Other comprehensive income before reclassifications	16,378	—	16,378
Amounts reclassified from accumulated other comprehensive loss to interest expense	22,200	—	22,200

Other comprehensive income	38,578	—	38,578
Other changes in accumulated other comprehensive loss:
Issuance of Class A shares	—	(4,172)	(4,172)
Redemption of Operating Partnership units	—	(6,860)	(6,860)
Other	—	(25)	(25)

Changes in accumulated other comprehensive loss:	38,578	(11,057)	27,521
Less: Other comprehensive income attributable to noncontrolling interest	(17,513)	—	(17,513)

Balance at December 31, 2021	$(18,998)	$(22,191)	$(41,189)

At December 31, 2021, the estimated amount currently recorded in accumulated other comprehensive loss that will be recognized in earnings over the next 12 months is not material.

MGP dividends and Operating Partnership distributions. The Operating Partnership declares and pays distributions. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions. Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof.

A summary of the Company’s stock distributions for the years ended December 31, 2021, 2020, and 2019 is as follows:

	Year Ended December 31,
	2021		2020		2019
Non-qualified dividends	$1.6363	81.11%	$1.4649	76.30%	$1.6134	87.21%
Return of capital	0.3812	18.89%	0.4551	23.70%	0.2366	12.79%

Total	$2.0175	100.00%	$1.9200	100.00%	$1.8500	100.00%

NOTE 11 — EARNINGS PER CLASS A SHARE

The table below provides earnings and the number of Class A shares used in the computations of “basic” earnings per share, which utilizes the weighted average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” earnings per share, which includes all such shares. Diluted earnings per Class A share does not assume conversion of the Operating Partnership units held by MGM as such conversion would be antidilutive. Earnings per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights in the Company.

	Twelve Months Ended December 31,
	2021	2020	2019
		(in thousands)
Numerator:
Income from continuing operations, net of tax	$359,240	$160,371	$259,349
Less: Income from continuing operations attributable to noncontrolling interest	(153,737)	(84,242)	(173,871)

Income from continuing operations attributable to Class A shares - basic and diluted	205,503	76,129	85,478
Income from discontinued operations, net of tax	—	—	16,216
Less: Income from discontinued operations attributable to noncontrolling interest	—	—	(11,434)

Income from discontinued operations attributable to Class A shares - basic and diluted	—	—	4,782

Net income attributable to Class A shares - basic and diluted	$205,503	$76,129	$90,260

Denominator:
Weighted average Class A shares outstanding (1) — basic	151,000	129,491	93,047
Effect of dilutive shares for diluted net income per Class A share (2)	194	162	252

Weighted average Class A shares outstanding (1) — diluted	151,194	129,653	93,299

(1)	Includes weighted average deferred share units granted to certain members of the board of directors.
(2)

Less than 0.1 million shares related to outstanding share-based compensation awards were excluded due to being antidilutive for each of the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

NOTE 12 — EARNINGS PER OPERATING PARTNERSHIP UNIT

The table below provides earnings and the number of Operating Partnership units used in the computations of “basic” earnings per Operating Partnership unit, which utilizes the weighted average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” earnings per Operating Partnership units, which includes all such Operating Partnership units.

	Twelve Months Ended December 31,
	2021	2020	2019

	(in thousands)
Numerator:
Income from continuing operations, net of tax, attributable to unitholders—basic and diluted	$359,240	$160,371	$259,349
Income from discontinued operations, net of tax — basic and diluted	—	—	16,216

Net income attributable to unitholders — basic and diluted	$359,240	$160,371	$275,565

Denominator:
Weighted average Operating Partnership units outstanding (1) — basic	269,674	310,688	293,885
Effect of dilutive shares for diluted net income per Operating Partnership unit (2)	194	162	252

Weighted average Operating Partnership units outstanding (1) — diluted	269,868	310,850	294,137

(1)	Includes weighted average deferred share units granted to certain members of the Board of Directors.
(2)

Less than 0.1 million units related to outstanding share-based compensation awards were excluded due to being antidilutive for each of the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial position, results of operations, or cash flows.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

December 31, 2021

		Acquisition Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(a)
Property(b) (f)	Encumbrances	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Total	Accumulated Depreciation	Year Acquired(c)	Useful Life
Investment Properties:
New York- New York (e)	d	$183,010	$585,354	$—	$—	$183,010	$584,230	$767,240	$(362,352)	2016	g
The Mirage	d	1,017,562	760,222	—	—	1,017,562	746,186	1,763,748	(560,213)	2016	g
Luxor	d	440,685	710,796	—	—	440,685	699,688	1,140,373	(417,117)	2016	g
Excalibur	d	814,805	342,685	—	43,945	814,805	383,474	1,198,279	(182,047)	2016	g
Park MGM	d	291,035	376,625	—	103,406	291,035	362,743	653,778	(147,077)	2016	g
Beau Rivage	d	104,945	561,457	—	—	104,945	550,728	655,673	(298,870)	2016	g
MGM Grand Detroit	d	52,509	597,324	—	—	52,509	596,675	649,184	(221,588)	2016	g
Gold Strike Tunica	d	3,609	179,146	—	—	3,609	177,766	181,375	(101,710)	2016	g
Borgata	d	35,568	1,264,432	—	—	35,568	1,249,272	1,284,840	(187,546)	2016	g
MGM National Harbor	—	—	1,183,909	—	—	—	1,204,911	1,204,911	(203,663)	2017	g
MGM Northfield Park	d	392,500	376,842	—	—	392,500	373,324	765,824	(47,078)	2018	g
Empire City	—	95,000	530,000	—	—	95,000	530,000	625,000	(72,051)	2019	g
MGM Springfield	—	91,318	682,330	—	—	91,318	682,330	773,648	(82,350)	2021	g

		3,522,546	8,151,122	—	147,351	3,522,546	8,141,327	11,663,873	(2,883,662)
Corporate Property:
MGP Corporate Office		—	488	—	192	—	681	681	(371)	2017	g

		$3,522,546	$8,151,610	$—	$147,543	$3,522,546	$8,142,008	$11,664,554	$(2,884,033)

(a)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $8.9 billion.
(b)

All of the properties are large-scale destination entertainment and gaming-related properties, with the exception of MGP Corporate Office. See “Item 1 - Business - Our Properties” for additional detail about our properties.

(c)

We have omitted the date of construction of our properties on the basis that compiling this disclosure on a site-by-site basis would be impracticable because the majority of the real estate assets were constructed by other companies prior to acquisition and have had additions, expansions, and renovations subsequent to the original construction.

(d)	The assets comprising these Properties collectively secure the entire amount of the Operating Partnership’s senior secured credit facility.
(e)	Includes The Park dining and entertainment district.
(f)	This schedule does not include properties owned by MGP BREIT Venture.
(g)	Depreciation is computed based on the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Reconciliation of Real Estate

	2021	2020	2019
Balance at beginning of year	$10,857,338	$13,924,496	$13,318,334
Additions (1)	773,648	—	625,000
Dispositions and write-offs (2)	(4,666)	(3,067,158)	(27,377)
Other	38,234	—	8,539

Balance at end of year	$11,664,554	$10,857,338	$13,924,496

(1)

2021 includes $773.6 million resulting from the Operating Partnership’s acquisition of the real estate assets of MGM Springfield. 2019 includes $625.0 million resulting from the Operating Partnership’s acquisition of the real estate assets of Empire City.

(2)	2020 includes $3.1 billion resulting from the contribution of Mandalay Bay to MGP BREIT Venture as part of the MGP BREIT Venture Transaction.

Reconciliation of Accumulated Depreciation

	2021	2020	2019
Balance at beginning of year	$(2,546,601)	$(3,096,524)	$(2,812,205)
Depreciation expense (1)	(235,485)	(236,853)	(294,705)
Dispositions and write-offs (2)	2,956	786,776	16,533
Additions and other	(104,903)	—	(6,147)

Balance at end of year	$(2,884,033)	$(2,546,601)	$(3,096,524)

(1)	2020 includes $785.3 million relating to the contribution of Mandalay Bay to MGP BREIT Venture as part of the MGP BREIT Venture Transaction.
(2)	2021 includes $78.0 million resulting from the Operating Partnership’s acquisition of the real estate assets of MGM Springfield.